EXHIBIT 23.1

CONSENT OF REGISTERED INDPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.:

We consent to the incorporation by reference in the Form S-4 Registration Statement of Cicero, Inc. to be filed on or about December 5, 2005 of our report dated February 25, 2005, with respect to the consolidated financial statements of Level 8 Systems, Inc. for the years ended December 31, 2004 and 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern).

Margohs & Company P.C.
Certified Public Accountants

Bala Cynwyd, PA
December 5, 2005